    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2001

                                                       REGISTRATION NO. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                              AMERIGON INCORPORATED
             (Exact name of Registrant as specified in its charter)

           CALIFORNIA                                    95-4318554
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                    Identification Number)

                              5462 IRWINDALE AVENUE
                           IRWINDALE, CALIFORNIA 91706
                                 (626) 815-7400

               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                              ____________________

                               OSCAR B. MARX, III
                              AMERIGON INCORPORATED
                              5462 IRWINDALE AVENUE
                           IRWINDALE, CALIFORNIA 91706
                                 (626) 815-7400

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                          COPIES OF COMMUNICATIONS TO:

                               JOHN A. LACO, ESQ.
                              O'MELVENY & MYERS LLP
                               400 S. HOPE STREET
                              LOS ANGELES, CA 90071
                                 (213) 430-6000
                              ____________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                              ____________________

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED DECEMBER ___, 2001.

================================================================================

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement on file with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
----------

                              AMERIGON INCORPORATED

                       ___________ Shares of Common Stock

         Issuable Upon Exercise of Non-Transferable Subscription Rights

                              --------------------

The Company:

 .    We design, market and manufacture components and systems for the automobile industry.

 .    Amerigon Incorporated
     5462 Irwindale Avenue
     Irwindale, California 91706
     (626) 815-7400

 .    Nasdaq SmallCap Market Symbol:  "ARGN."

The Offering:

 .    We are distributing subscription rights to holders of common stock equivalents of record on December ___, 2001. Each holder of common stock equivalents will be entitled to ___ rights for each common stock equivalent outstanding on that date.

 .    Each whole right will entitle you to purchase one share of common stock at
     $______.

 .    The rights offering will expire at 5:00 p.m. New York City time on January
     4, 2002, unless we extend this offering.

 .    The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any exchange.

 .    One of our largest investors, Big Beaver Investments LLC, has agreed to either exercise its subscription rights in an amount sufficient to raise $2,500,000 in this offering, or convert $2,500,000 of bridge loans of the Company it holds into common stock simultaneously with the closing of this offering.

 .    We plan to use substantially all of the proceeds from this offering to fund operating cash requirements and repay bridge loans (in the event such bridge loans are not converted into common stock).

 .    Closing: Assuming we receive subscriptions to purchase at least $_,000,000 of common stock, closing will occur at the latest on January 31, 2002; however, if Big Beaver Investments elects to convert the bridge loans, a closing will occur upon receipt of subscriptions to purchase $_,000,000 of common stock. The closing is subject to extension.

--------------------------------------------------------------------------------
                                               Per Share           Total
--------------------------------------------------------------------------------
Public offering price/Proceeds to Amerigon:      $____         $8,000,000(1)
--------------------------------------------------------------------------------
(1)  Before deducting expenses payable by us estimated at $500,000.

                             -----------------------

       This investment involves a high degree of risk. See "Risk Factors"
                              beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _________ ___, _____.

                               Solicitation Agent

                         [LOGO OF ROTH CAPITAL PARTNERS]

                                TABLE OF CONTENTS


                                                                            Page
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING ...........................    1
FORWARD-LOOKING STATEMENTS ................................................    5
PROSPECTUS SUMMARY ........................................................    6
RISK FACTORS ..............................................................   10
THE RIGHTS OFFERING .......................................................   16
USE OF PROCEEDS ...........................................................   21
DETERMINATION OF SUBSCRIPTION PRICE .......................................   21
CONTINUED COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS......................   21
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................   22
PLAN OF DISTRIBUTION ......................................................   24
FEDERAL INCOME TAX CONSIDERATIONS .........................................   24
LEGAL MATTERS .............................................................   26
EXPERTS ...................................................................   26
AVAILABLE INFORMATION .....................................................   26
INFORMATION INCORPORATED BY REFERENCE .....................................   27

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.   What is a rights offering?

A. A rights offering is an opportunity for you to purchase shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in Amerigon.

Q.   What is a right?

A. Each right enables you to purchase one share of our common stock for $____ per share. On December ___, 2001, the closing price for our common stock on the Nasdaq SmallCap Market was $____ per share.

     You will receive ____ rights for each common stock equivalent that you owned as of the close of business on December ___, 2001. A common stock equivalent includes:

          .    outstanding shares of our common stock;

          . shares of our common stock issuable upon conversion of our Series A Preferred Stock;

          . shares of our common stock issuable upon conversion of any convertible debt; and

          . shares of our common stock issuable upon exercise of vested employee stock options, the Class A Warrants, the Contingent Warrants, and any other vested warrants to purchase our common stock.

     Your rights will be aggregated for all common stock equivalents that you owned on that date, and then rounded down to the nearest whole number, so that you will not receive fractional rights.

     When you "exercise" a right, it means that you choose to purchase the common stock that the right entitles you to purchase. You may exercise any number of your rights or you may choose not to exercise any rights. Each right carries with it a basic subscription privilege and an oversubscription privilege.

Q.   What is the basic subscription privilege?

A. The basic subscription privilege of each right entitles you to purchase one share of our common stock.

Q.   What is the oversubscription privilege?

A. If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price.

     We do not expect that all rights holders will exercise all of their basic subscription privileges. By extending oversubscription privileges to our rights holders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges.

Q.   What are the limitations on the oversubscription privilege?

A. We will issue up to ____________ shares of common stock in the rights offering. We will be able to satisfy your exercise of the oversubscription privilege only if other rights holders do not elect to purchase all of the shares of common stock offered to them under their basic subscription privilege. We will honor oversubscription privileges in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing rights holder purchased under the basic subscription privilege. Your oversubscription privilege is subject to the following conditions:

          . You must exercise the oversubscription privilege at the same time you exercise your basic subscription privilege;

          .    You must exercise your basic subscription privilege in full;

          . In exercising your oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase; and

          . Other rights holders receiving rights must elect not to purchase all of the shares offered under their basic subscription privilege.

     Additionally, in some circumstances, in order to comply with applicable state securities laws, we may not be able to honor all oversubscription privileges even if we have shares available.

Q.   Why are we engaging in a rights offering?

A. We are conducting this rights offering to raise needed working capital and to repay certain indebtedness owed to one of our largest shareholders, Big Beaver Investments.

     We chose this rights offering over other financing alternatives to provide holders of common stock equivalents with the opportunity to avoid dilution by participating in the offering of the shares of common stock on a pro rata basis. If the rights offering is fully subscribed, we would receive $8,000,000 (before fees and expenses of this offering).

Q.   How many shares may I purchase?

A. You will receive ____ rights for each common stock equivalent that you owned on December ___, 2001, the record date. If you exercise all of the rights that you receive, you may have the opportunity to exercise your oversubscription privilege and purchase additional shares of common stock. On the enclosed subscription certificate, you may exercise your oversubscription privilege by indicating the number of additional shares that you wish to purchase for $____ per share. However, we may not be able to honor your oversubscription privilege for as many additional shares as you request on your subscription certificate if there are not enough shares available to fill all subscriptions for additional shares. In this situation, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription.

Q.   How did we arrive at the $____ per share price?

A. In determining the price at which a share of common stock may be purchased in this rights offering, a Pricing Committee of our Board of Directors considered several factors, including, our need for capital; our business prospects; the amount of proceeds desired; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; the liquidity of our common stock; and the opinion of a qualified financial advisor.

Q.   Has the Board of Directors made a recommendation regarding this offering?

A. Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

Q.   What fees or charges apply if I purchase shares?

A. We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

Q.   How do I exercise my rights?

A. You must properly complete the attached subscription certificate and deliver it to the subscription agent. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

Q.   How long will the rights offering last?

A. You will be able to exercise your rights only during a limited period. If you do not exercise your rights before 5:00 p.m., New York City time, on January 4, 2002, your rights will expire. Although we have the option of extending the expiration date, we currently do not intend to do so. In addition, if the commencement of the rights offering is delayed beyond its expected commencement date of December 10, 2001, the expiration date will similarly be extended.

Q. What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A. If you hold your shares of our common stock equivalents through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act on your behalf.

     If you wish to participate in this rights offering and purchase shares, please promptly contact the record holder of your common stock equivalents. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should have received this form from your record holder with the other rights offering materials. If you did not receive this form, please contact your broker immediately.

Q. What if I am unable to deliver my subscription certificate by the expiration time of this offering?

A. There is an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription certificate if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guaranty that your properly completed subscription certificate will be timely delivered.

Q.   To whom should I send forms and payment?

A. You should send your subscription documents and payment by mail or courier service to the subscription agent at the following address:

          U.S. Stock Transfer Corporation
          1745 Gardena Avenue
          Second Floor
          Glendale, CA 91204-2991

     For instructions on how your subscription payment should be sent to U.S. Stock Transfer Corporation, see "The Rights Offering--Required Forms of Payment of Subscription Price" on page ___. Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery Form" on page ___.

Q.   After I exercise my rights, can I change my mind?

A. No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase shares of our common stock.

Q.   Is exercising my rights risky?

A. The exercise of your rights involves risks, and there is a possibility that you could lose all of the money you invest in our common stock. Exercising your rights means buying shares of our common stock, and should be as carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page ____.

Q.   Must I exercise any rights?

A. No. You are not required to exercise any rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q.   What happens if I choose not to exercise my rights?

A. You will retain your current number of shares of capital stock in Amerigon even if you do not exercise your rights. However, if other rights holders exercise their rights and you do not, your relative percentage ownership of Amerigon will decrease, and your relative voting rights and economic interests will be diluted.

Q.   Can I sell or give away my rights?

A.   No. The rights are non-transferable.

Q.   What are the federal income tax consequences of exercising my rights?

A. The receipt and exercise of rights granted to holders of our common stock and warrants should not result in any taxable income to such holders. The receipt of rights granted to holders of our preferred stock should not result in taxable income to such holders except to the extent that the fair market value of the right received exceeds such holder's tax basis in the preferred stock with respect to which the rights are received, and such holders should not recognize any taxable income upon the exercise of any rights received. The receipt of rights granted to holders of our stock options should not result in taxable income to such holders, but such holders will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the subscription price. We are not providing any advice with respect to the treatment of the receipt of rights by a holder of our convertible debt, however, we intend to take the position that such holder will not recognize taxable income upon the receipt of our rights, and the exercise of rights by a holder of our convertible debt should not result in any taxable income to such holder. You should seek tax advice from your personal tax advisor as to the specific tax consequences of the receipt and exercise of the rights granted to you.

Q.   When will I receive my new shares?

A. If you purchase shares of common stock through the rights offering, you will receive shares as soon as practicable after the expiration date of this rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

Q.   Can we cancel the rights offering?

A. Yes. Our Board of Directors may cancel the rights offering at any time before 5:00 p.m., New York City time, on the expiration date of this rights offering for any reason. If we cancel the rights offering, any money received from rights holders will be refunded promptly, without interest. If we cancel the rights offering, we may have to find an alternative way to raise capital. We cannot assure you that we will be able to do so.

Q.   How much money will the Company receive from the rights offering?

          A. Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all ____________ shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $8,000,000, before deducting expenses payable by us, estimated to be $500,000. Big Beaver Investments LLC ("Big Beaver") has agreed to either exercise its subscription rights in an amount sufficient to raise $2,500,000, or convert $2,500,000 of bridge loans of the Company into common stock simultaneously with the closing of this offering.

Q. How many shares of common stock will be outstanding after the rights offering?

A. The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. We expect to issue at least ________ shares during this rights offering, and if we sell all of the shares offered by this prospectus, then we will issue ____________ new shares of common stock. As a result, we expect to have between approximately ____________ and ____________ shares of common stock outstanding immediately after the rights offering, excluding shares issuable upon exercise of outstanding stock options.

Q.   What should I do if I have other questions?

A. If you have questions, need additional copies of offering documents or otherwise need assistance, please contact Roth Capital Partners, the Solicitation Agent, at (949) 720-5703.

     To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Available Information" on page ____ of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

     Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

     We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

     As used in this prospectus, "Amerigon," "Company," "we," "us" and "our" refer to Amerigon Incorporated and its affiliates.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors." Unless otherwise indicated, the information in this prospectus gives effect to the filing of an amendment to the Company's Articles of Incorporation that increases the Company's authorized capital stock that will occur prior to the consummation of the closing of the rights offering.

                                   The Company

     We design, market and manufacture proprietary high technology electronic components and systems for sale to car and truck original equipment manufacturers ("OEMs"). In 2000, we completed our first full year of producing and selling our Climate Control Seat(TM) ("CCS(TM)"), which provides year round comfort by providing both heating and cooling to seat occupants. We shipped more than 100,970 units of our CCS(TM) product during 2000 to two customers, Johnson Controls, Inc. ("JCI") and NHK Spring Company, Ltd. ("NHK"). JCI supplies the Lincoln Mercury division of Ford Motor Company ("Ford") with our CCS(TM) product for installation in the Lincoln Navigator sport utility vehicle ("SUV"), while NHK supplies our CCS(TM) product to Toyota Motor Corporation for use in the Lexus LS 430 and Toyota Celsior luxury automobiles. For the year to date through November 30, 2001 we have shipped 92,780 CCS(TM) systems to the same customers.

Climate Control Seat System

     Our CCS(TM) system utilizes an exclusive, licensed, patented technology, as well as three of our own patents, on a variable temperature seat climate control system to enhance the temperature comfort of automobile passengers. Our CCS(TM) system uses one or more small thermoelectric modules, which are solid-state devices which generate heat or cooling depending upon the polarity of the current applied to the circuit. The CCS(TM) system is currently offered as an optional feature on the Lincoln Navigator, Lexus LS 430, and Toyota Celsior. We are just beginning shipments for the Lincoln Blackwood where our CCS(TM) product is standard for the first time. We are working with many other automotive OEMs and their seat suppliers in an effort to have the CCS(TM) system included in other models commencing with the 2002 1/2 model year and beyond. We presently have active development programs on over twenty vehicle platforms.

     A thermoelectric device is the heart of a compact heat pump built by us for use in the CCS(TM) system. Air is forced through the heat pump and thermally conditioned in response to the switch input from the seat occupant. The conditioned air circulates by a specially designed fan through ducts in the seat cushion and seat back, so that the surface can be heated or cooled. Each seat has individual electronic controls to adjust the level of heating or cooling. The CCS(TM) system substantially improves comfort from conventional air conditioners by focusing the cooling directly on the passenger through the seat, rather than waiting until lower ambient air cools the seat surface behind the passenger.

     In the past three years, we have supplied prototype seats containing the CCS(TM) system to virtually every major automobile manufacturer and seat supplier. In 1999, we were selected by Ford to supply the CCS(TM) product to Johnson Controls for installation in the Lincoln Navigator SUV. In March 2000, we entered into a Value Participation Agreement ("VPA") where Ford agreed that we will have the exclusive right to manufacture and supply CCS(TM) units to Ford's first tier suppliers for installation in Ford, Lincoln and Mercury branded vehicles produced and sold in North America (other than Ford branded vehicles produced by AutoAlliance International, Inc.) through December 31, 2004; however, Ford is not obligated to purchase any CCS(TM) units under the VPA. Subsequently in 2000, Ford decided to make our CCS(TM) system a standard feature in the 2002 model year Lincoln Blackwood luxury utility vehicle. Shipments for the Lincoln Blackwood began in November 2001.

CCS(TM) System Market Opportunity

     By providing both a heating and cooling solution, we believe that the potential market for the CCS(TM) system is much larger than just the "heat only" seat market alone. Some of the characteristics for this market opportunity include:

     . Approximately 57 million cars and light trucks were sold worldwide in 2000;

     . Based on the 2000 vehicle volume above, 114 million front seats are sold annually assuming 2 front seats per vehicle; and

     . It is estimated that between 12 to 15 million traditional electric resistance heat only seats were sold in new automobiles last year.

     We believe there exists a 3 to 5 year time advantage to the Company because new entrants to the automotive components industry that wish to produce and supply innovative seating components must undergo a rigorous qualification process. We believe that in addition to deterring new entrants, the existence of this qualification process represents switching costs for module integrators that are required to assist the new supplier in meeting automakers' requirements. Additionally, we believe module integrators are, like their automaker customers, trying to limit the number of suppliers.

Market Strategy

     Our market strategy is to build upon the existing relationships currently in place between automobile manufacturers and their suppliers and to become the leading provider of climate controlled seating to the automotive marketplace. Key elements of our strategy include:

     . Continuing to entice automobile manufacturers to encourage their OEMs to install our CCS(TM) product;

     .    Completing the next generation of the CCS(TM) technology;

     .    Increasing global penetration with global automotive companies; and

     .    Continuing to expand our intellectual property.

Recent Developments

     In March 2001, we entered into a ten-year agreement with Tokyo-based Ferrotec Corporation, one of the world's leading developers and manufacturers of thermoelectric devices, granting Ferrotec the exclusive manufacturing rights for our CCS(TM) system in certain countries in Asia. Under the agreement, we received a lump sum cash payment of $2.0 million for the manufacturing rights, plus another $1.0 million from the sale to Ferrotec of 200,000 shares of our common stock.

     In May 2001, we announced that the CCS(TM) system was selected to be included in four additional automotive platforms, which we are expecting to introduce over the next 12 months. These additional platforms will bring to eight the total number of automotive platforms where the CCS(TM) system has been selected to be included as either an optional or standard feature. For confidentiality reasons, however, we are not permitted to identify the four additional automotive platforms and the automotive and seat manufacturers at this time.

     Also in May 2001, as a result of the extensive knowledge of thermoelectric technology obtained during the development of the CCS(TM) system, we launched a formal research and development program to be conducted by a subsidiary, BSST LLC ("BSST"), whereby significant improvements in thermoelectric technology will be pursued. Experimental data indicate improvements, under certain circumstances and for particular applications, which increase efficiency over 50% compared to that of existing thermoelectric devices. The objective of this effort is to expand and exploit the application of thermoelectric devices beyond the CCS(TM) system and to non-automotive applications.

     On September 20, 2001, we obtained a $1.5 million bridge loan facility from Big Beaver Investments LLC, one of our principal shareholders, which was fully drawn by the Company. An amendment to the bridge loan with Big Beaver Investments has been negotiated allowing the Company additional draws of up to $1.0 million, the proceeds of which are intended to fund operating requirements through the anticipated completion of the rights offering in early February 2002. This loan is at mezzanine financing rates and is convertible into Amerigon common stock. The bridge loan is secured by substantially all assets of the Company.

Corporate History

     We were incorporated in California in 1991 and originally focused our efforts on developing electric vehicles and high technology automotive systems. Because the electric vehicle market did not develop as rapidly as anticipated, we substantially scaled back our efforts in that area beginning in 1997 and completely disposed of our electric vehicle business in June 1999. Our headquarters are located at 5462 Irwindale Avenue, Irwindale, California 91706, telephone (626) 815-7400.

                               The Rights Offering

---------------------------------------------------------------------------------------------
Rights Price......................  If you were a holder of our common stock equivalents at the close of business on December ___, 2001, you will
                                    receive, at no charge, ______ non-transferable
                                    subscription rights for each common stock equivalent held
                                    by you at that time. The number of rights issued to you
                                    will be rounded down to the nearest whole right.
---------------------------------------------------------------------------------------------
Subscription Price................  $_______ per share.
---------------------------------------------------------------------------------------------
Basic Subscription Privilege......  For each whole right you own, you will have a basic subscription privilege to buy from us one share of our
                                    common stock at the subscription price
---------------------------------------------------------------------------------------------
Oversubscription Privilege .......  If you exercise your basic subscription privilege in full, you will also have an oversubscription privilege to
                                    subscribe for additional shares, subject to availability
                                    and proration.
---------------------------------------------------------------------------------------------
Standby Agreement.................  Pursuant to an agreement with us, Big Beaver
                                    Investments LLC will either exercise its subscription
                                    rights in an amount sufficient to raise $2,500,000, or
                                    convert $2,500,000 of bridge loans of the Company into
                                    common stock simultaneously with the closing of this
                                    offering.
---------------------------------------------------------------------------------------------
Record Date.......................  December ___, 2001.
---------------------------------------------------------------------------------------------

Expiration Date...................  The rights will expire on January 4, 2002, unless extended by us in our sole discretion. We will not extend
                                    the expiration date beyond February 28, 2002. Any rights
                                    that are not exercised by or on the expiration date will
                                    expire and no longer be exercisable. If we do not receive
                                    subscriptions for our common stock in an amount sufficient to raise $_,000,000, we will withdraw this rights
                                    offering; however, if Big Beaver Investments LLC elects to convert the bridge loans, a closing will occur upon
                                    receipt of subscriptions to purchase $_,000,000 of common
                                    stock.
---------------------------------------------------------------------------------------------
How to Exercise Rights............  Rights will be evidenced by rights certificates which will be distributed to our holders of record of common
                                    stock equivalents. You may exercise rights by completing
                                    and signing your rights certificate and delivering it,
                                    together with payment of the subscription price, to the
                                    subscription agent by the expiration date. See "The Rights
                                    Offering - Subscription Payments" for more information
                                    regarding the methods of delivery and payment. Once you
                                    have exercised rights, you may not revoke that exercise.
                                    Rights not exercised by the expiration date will be null
                                    and void.
---------------------------------------------------------------------------------------------
Transferability of Rights.........  The rights are non-transferable.
---------------------------------------------------------------------------------------------
Issuance of Common Stock..........  You will receive certificates representing shares of the common stock purchased in this offering as soon as
                                    practicable after the expiration date. Funds delivered to
                                    the subscription agent in payment of the subscription
                                    price will be retained until your certificates are issued.
                                    You will not receive interest on funds you pay to the
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                    subscription agent, whether the shares are issued or
                                    the funds are returned.
--------------------------------------------------------------------------------------------
Listing..........................   Our common stock is listed on the Nasdaq SmallCap
                                    Market under the symbol "ARGN."
--------------------------------------------------------------------------------------------
Use of Proceeds..................   The net proceeds from this offering will be
                                    used to fund operating requirements and repay bridge
                                    loans of $2,500,000 (in the event the bridge loans are
                                    not converted into common stock).
--------------------------------------------------------------------------------------------
Federal Income Tax Consequences..   For United States federal income tax purposes, you will
                                    generally not recognize taxable income in connection
                                    with the distribution or exercise of rights. You may
                                    recognize gain or loss if you sell shares for which you
                                    subscribe. See "Federal Income Tax Consequences."
--------------------------------------------------------------------------------------------
Subscription Agent...............   U.S. Stock Transfer Corporation will act as the
                                    subscription agent for this rights offering. You should
                                    direct any questions or requests for assistance
                                    concerning the method of exercising rights, or requests
                                    for additional copies of this prospectus to:

                                         .    U.S. Stock Transfer Corporation Shareholder
                                              Services Department
                                              (818) 502-1404
--------------------------------------------------------------------------------------------
Common Stock Outstanding as         Prior to this offering:             4,717,259 shares.
of November 30, 2001 (not           After this offering:                ________  shares.
including options, convertible
preferred shares, Class A
warrants and treasury shares)....
--------------------------------------------------------------------------------------------
 For additional information regarding this offering, see "The Rights Offering" at page ____.
--------------------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in our common stock is highly speculative and subject to a high degree of risk. Only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following Risk Factors, in addition to the other information contained in this prospectus, before purchasing shares of our common stock.

Risks Relating to our Business
------------------------------

Early Stage of Commercialization

     Although we began operations in 1991, we are only in the early stages of commercial manufacturing and marketing of our products. We originally focused our efforts on developing electric vehicles and other automotive systems. Because the electric vehicle market did not develop as rapidly as we anticipated, we substantially scaled back our efforts in that area beginning in 1997 and completely disposed of our electric vehicle business in June 1999 to focus on our CCS(TM) product. In December 1997, we received our first production orders for our CCS(TM) product but shipments of production units in 1998 were very small. We were selected by Ford to supply our CCS(TM) product to JCI for installation in the 2000 model year Lincoln Navigator SUV. In September 1999, our CCS(TM) product was selected by the Toyota Motor Corporation to supply NHK for installation in the 2001 model year Lexus LS 430 and Toyota Celsior luxury automobiles. The CCS(TM) product is currently being offered as an optional feature on these vehicles and we commenced initial production shipments to JCI in late November 1999 and NHK in late June 2000. There can be no assurance that sales will significantly increase or that we will become profitable.

Substantial Operating Losses Since Inception

     We have incurred substantial operating losses since our inception. The independent accountants have issued a going concern opinion on the December 31, 2000 financial statements. As of September 30, 2001, we had accumulated deficits since inception of $60,505,000. Our accumulated deficits are attributable to the historical costs of developmental and other start-up activities, including the industrial design, development and marketing of discontinued products and a significant loss incurred on a major electric vehicle development contract.

     Thus, approximately $33 million of our accumulated deficit was due to electric vehicles, integrated voice technology or radar, all discontinued products as of September 30, 2001. We have been in production of the CCS(TM) product for approximately 24 months and have fixed operating costs that can only be absorbed by higher volumes. Our breakeven point is considerably above our current production levels.

     The exercise of the rights (or the exercise of the rights when combined with future transactions involving stock of the Company) may result in an "ownership change" of the Company under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Section 382 of the Code generally restricts a corporation's use of its pre-change date losses after the corporation undergoes an ownership change by limiting the amount of income earned by the corporation after the ownership change that may be offset by the losses that arose prior to the ownership change to an annual amount equal to the equity value of the corporation on the change date multiplied by the "long term tax-exempt rate" applicable to ownership changes occurring on the change date. A corporation's pre-change date losses include its operating losses and certain built-in losses and deductions that arose or are allocable to days prior to or including the change date.

Dependence on Acceptance by Automotive Manufacturers and Consumers; Market Competition

     We have been engaged in a lengthy development process on the CCS(TM) product. This process involved developing a prototype for proof of concept and then adapting the basic system to actual seats provided by various automotive manufacturers and their seat suppliers. In the last two years, we have supplied prototype seats containing our CCS(TM) system to virtually every major car manufacturer. Our success depends upon the acceptance of our CCS(TM) product by automotive manufacturers, and ultimately, the automobile consumer. No assurances can be made that either automotive manufacturers or consumers will accept our CCS(TM) product.

     We commenced initial production shipments to JCI for Ford in late November 1999. We are working with many other automotive manufacturers and their seat suppliers in an effort to have the CCS(TM) product included in other models commencing with the 2002 1/2 model year and beyond. We currently have active development programs on over twenty vehicle platforms, but no assurance can be given that our CCS(TM) system will be implemented in any of these vehicles. While Amerigon has the only actively cooled seat available, competitors are introducing ventilated seats, which provide some of the cooled-seat attributes and are very price competitive with Amerigon's CCS(TM) system. Additionally, heat only devices are readily available from our competitors.

Need for Additional Financing

     As is customary for a company having only recently initiated production, we have experienced negative cash flow from operations since our inception and have expended, and expect to continue to expend, substantial funds to continue our development and marketing efforts. We have not generated and do not expect to generate in the near future sufficient revenues from the sales of our principal products to cover our operating expenses. In addition to the proceeds from the rights offering, we may require additional financing through bank borrowings, debt or equity financing or otherwise to finance our planned operations. No assurance can be given that such alternate funding sources can be obtained or will provide sufficient, if any, financing for us.

     At this time, funds from operations are not sufficient to meet our anticipated financial requirements. Based on current plans, we believe that the net funds to be raised from the rights offering will be sufficient to meet our operating needs until the end of 2002. If we cancel this rights offering, we may have to find an alternative way to raise capital. We cannot assure you that we will be able to do so. If we are unable to close this rights offering, assuming completion of the negotiated bridge loan, we will only have funds available sufficient to meet our operating needs until early February 2002. The actual amount of funds that we will need to operate during this period will be determined by many factors, some of which are beyond our control.

Dependence on Relationships with Vendors and Suppliers

     Our ability to market and manufacture our products successfully is dependent on relationships with both third party vendors and suppliers.

     We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. While we believe that there are a number of alternative sources for most of these components, certain components, including thermoelectric devices, are only available from a limited number of suppliers. The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows.

Plan to Outsource Production

     To date, we have been engaged in manufacturing in California for two years, producing moderate quantities. We are outsourcing production to lower-cost countries in order to be price competitive and expand our market beyond the luxury vehicle segment. The planned shift of production for North America to a supplier plant in Chihuahua, Mexico entails risk of production interruption and unexpected costs. Similar risks exist for planned production shifts to China for Asian production.

     Automobile manufacturers demand on-time delivery of quality products, and some have required the payment of substantial financial penalties for failure to deliver components to their plants on a timely basis. Such penalties, as well as costs to avoid them, such as working overtime and overnight air freighting parts that normally are shipped by other less expensive means of transportation, could have a material adverse effect on our business and financial condition. Moreover, the inability to meet demand for our products on a timely basis would materially adversely affect our reputation and prospects.

Limited Marketing Capabilities; Uncertainty of Market Acceptance

     Because of the sophisticated nature and early stage of development of our products, we will be required to educate potential customers and demonstrate that the merits of our products justify the costs associated with such products. In certain cases, however, we will likely encounter resistance from customers reluctant to make the modifications necessary to incorporate our products into their products or production processes. In the past, we have relied on, and will continue to rely on, automobile manufacturers and their dealer networks to market our products. The success of any such relationship will depend in part on the other party's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to market our products properly so as to generate meaningful product sales.

Time Lag from Prototype to Commercial Sales

     The sales cycle in the automotive components industry is lengthy and can be as long as five years or more for products that must be designed into a vehicle, since some companies take that long to design and develop a vehicle. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer's production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that an OEM develops a strong interest in our CCS(TM) product, it normally will take several years before our CCS(TM) is available to consumers in that OEM's vehicles.

Competition; Possible Obsolescence of Technology

     The automotive component industry is subject to intense competition. Virtually all of our competitors are substantially larger in size, have substantially greater financial, marketing and other resources than we do, and have more extensive experience and records of successful operations than we do. Several competitors have introduced ventilated seats in an effort to respond to our proprietary cooled seat technology. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of our competitors, or that we can succeed in establishing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance. Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

Limited Protection of Patents and Proprietary Rights

     As of November 30, 2001, we owned seven U.S. patents and had three U.S. patents pending and our subsidiary BSST had six U.S. patents pending. We were also licensees of _____ patents and joint owners of ______ patents and or patent applications with Honda Motor Co. We believe that patents and proprietary rights have been and will continue to be very important in enabling us to compete. There can be no assurance that any new patents will be granted or that our or our licensors' patents and proprietary rights will not be challenged or circumvented or will provide us with any meaningful competitive advantages or that any pending patent applications will issue. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to our licensors or us. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in certain international markets. We are aware that an unrelated party filed a patent application in Japan on March 30, 1992, with respect to technology similar to our CCS(TM) technology. We hold current and future rights to licensed technology through licensing agreements requiring the payment of minimum royalties and must continue to comply with those licensing agreements. Failure to do so or loss of such agreements could materially and adversely affect our business.

     We also rely on trade secrets that we seek to protect, in part, through confidentiality and non-disclosure agreements with employees, customers, suppliers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. Additionally, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

Special Factors Applicable to the Automotive Industry in General

     Automotive customers typically reserve the right unilaterally to cancel contracts completely or to require unilateral price reductions. Although they generally reimburse companies for actual out-of-pocket costs incurred with respect to the particular contract up to the point of cancellation, these reimbursements typically do not cover costs associated with acquiring general purpose assets such as facilities and capital equipment, and may be subject to negotiation and substantial delays in receipt by us. Any unilateral cancellation of, or price reduction with respect to, any contract that we may obtain could reduce or eliminate any financial benefits anticipated from such contract and could have a material adverse effect on our financial condition and results of operations.

Dependence on Key Personnel; Need to Retain Technical Personnel; Relocation of Corporate Offices

     Our success will depend to a large extent upon the continued contributions of key personnel. The loss of the services of Dr. Lon E. Bell, the head of BSST LLC, our research and development subsidiary, would have a material adverse effect on the success of Amerigon. We have obtained key-person life insurance coverage in the amount of $2,000,000 on the life of Dr. Bell.

     Our success will also depend, in part, upon our ability to retain qualified engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel.

     By December 2002, we will relocate the corporate offices of the Company to the Detroit area. With this move, key personnel not willing to relocate will need to be replaced and we may not be successful in recruiting or retaining sufficient qualified personnel.

Reliance on Major Contractors; Risk of International Operations

     We have in the past engaged certain outside contractors to perform product assembly and other production functions for us, and we anticipate that we may desire to engage contractors for such purposes in the future. We believe that there are a number of outside contractors that provide services of the kind that have been used by us in the past and that we may desire to use in the future. However, no assurance can be given that any such contractors would agree to work for us on terms acceptable to us or at all. Our inability to engage outside contractors on acceptable terms or at all would impair our ability to complete any development and/or manufacturing contracts for which outside contractors' services may be needed. Moreover, our reliance upon third party contractors for certain production functions will reduce our control over the manufacture of our products and will make us dependent in part upon such third parties to deliver our products in a timely manner, with satisfactory quality controls and on a competitive basis.

     Furthermore, we may engage contractors located in foreign countries. Accordingly, we will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other factors which could have an adverse effect on our business.

Potential Product Liability

     Our business will expose us to potential product liability risks which are inherent in the manufacturing, marketing and sale of automotive components. In particular, there may be substantial warranty and liability risks associated with our products. If available, product liability insurance generally is expensive. While we presently have $6,000,000 of product liability coverage with an additional $2,000,000 in product recall coverage, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance obtained will provide adequate protection against any potential liabilities. When and if high volume production begins, we may elect to purchase additional insurance coverage. This is expected to occur with the current policy renewal period of May 1, 2002. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations.

Risk of Foreign Sales

     Many of the world's largest automotive manufacturers are located in foreign countries. Accordingly, our business is subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. However, historically, substantially all of our sales to foreign countries have been denominated in U.S. dollars. As such, our historical net exposure to foreign currency fluctuations has not been material. No assurance can be given that future contracts will be denominated in U.S. dollars, however.

Risks Relating to Share Ownership
---------------------------------

Controlling Shareholders.

     On March 29, 1999, we entered into a Securities Purchase Agreement with Westar Capital II LLC ("Westar Capital II") and Big Beaver Investments LLC ("Big Beaver") (the "Investors") pursuant to which the Investors invested $9 million in Amerigon in return for 9,000 shares of Series A Preferred Stock (which are convertible into common stock at an initial conversion price of $1.675 per common share) and Contingent Warrants. The Contingent Warrants are exercisable only to the extent certain other warrants to purchase common stock are exercised by existing warrant holders, and then only in the proportion of our equity purchased and at the same exercise price as the existing warrant holders. In connection with this transaction, the Investors obtained the right to elect a majority of our directors as well as rights of first refusal on future financings and registration rights. In addition, based upon the terms of the Series A Preferred Stock at the time of this transaction, the Investors would now have approximately 56% of our common equity (on an as converted basis, excluding options and warrants).

     As part of the Value Participation Agreement with Ford dated March 2000 ("VPA"), we granted to Ford warrants exercisable for our common stock. Warrants for the right to purchase 108,000 shares of common stock at an exercise price of $2.75 per share were issued and fully vested in 2000. Additional warrants will be granted and vested based upon purchases by Ford of a specified number of CCS(TM) units throughout the length of the VPA. The exercise prices of these additional warrants depend on when such warrants vest, with the exercise price increasing each year. If Ford does not achieve specific goals in any year, the VPA contains provisions for Ford to make up the shortfall in the next succeeding year. If Ford achieves all of the incentive levels required under the VPA, warrants will be granted and vested for an additional 1,300,000 shares of common stock.

Fluctuations in Quarterly Results; Small "Float" and Possible Volatility of Stock Price.

     Our quarterly operating results may fluctuate significantly in the future due to such factors as acceptance of our product by automotive manufacturers and consumers, timing of our product introductions, availability and pricing of components from third parties, competition, timing of orders, foreign currency exchange rates, technological changes and economic conditions generally. Broad market fluctuations in the stock markets can, obviously, adversely affect the market price of our common stock. In addition, failure to meet or exceed analysts' expectations of financial performance may result in immediate and significant price and volume fluctuations in our common stock.

     Without a significantly larger number of shares available for trading by the public, or public "float," our common stock will be less liquid than stocks with broader public ownership, and as a result, trading prices of the common stock may significantly fluctuate and certain institutional investors may be unwilling to invest in such a thinly-traded security.

Anti-Takeover Effects of Preferred Stock.

     The Series A Preferred Stock, which is outstanding, confers upon its holders the right to elect five of seven members of the Board of Directors. In addition, the Series A Preferred Stock will vote together with the shares of common stock on any other matter submitted to shareholders. Immediately following the closing of this rights offering, assuming a subscription price of $_____ per share, the closing sale price of the common stock on the Nasdaq SmallCap Market on November 30, 2001, and assuming all subscription rights are exercised, holders of the Series A Preferred Stock will have approximately _____% of our voting shares and will have the ability to approve or prevent any subsequent change in control.

     In addition, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future Sales of Eligible Shares May Lower Price of Common Stock

     Upon consummation of the rights offering, assuming all subscription rights are exercised, we expect to have _________ shares of common stock outstanding, all of which will be freely tradable.

     In addition, employees and directors (who are not deemed affiliates) hold options to buy 848,577 shares of common stock at November 30, 2001. We may issue options to purchase up to an additional 590,653 shares of common stock at November 30, 2001 under our stock option plans. The common stock to be issued upon exercise of these options, has been registered, and therefore, may be freely sold when issued.

     We also have outstanding warrants to buy 4,370,595 shares of common stock.

     Furthermore, the Series A Preferred Stock is convertible into 5,373,134 shares of common stock and the holders thereof possess demand and piggyback registration rights. Although such holders are purchasing in this offering and have agreed not to sell any of our securities for a period of 180 days after the closing, subject to certain conditions, future sales by them could depress the market price of the common stock.

     Sales of substantial amounts of common stock into the public market could lower the market price of the common stock.

You may not revoke your subscription.

     Subscriptions for shares in this rights offering will be irrevocable, except in limited circumstances. In the event we elect to withdraw this offering, you will not receive interest on subscription funds returned to you. See "The Rights Offering."

The common stock may not trade at or above the subscription price.

     The special Pricing Committee of our Board of Directors determined the subscription price on ____________. It represents a discount to the market price of the common stock on the date it was determined. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and you should not consider the offering price to be any indication of our underlying value. We cannot assure you that our common stock will trade at prices in excess of the subscription price at any time after the date of this prospectus. The subscription agent will deliver certificates representing shares of our common stock as soon as practicable after the subscription agent receives payment, or in the case of shares of our common stock issued pursuant to the oversubscription privilege, as soon as practicable after the date this offering expires. See "The Rights Offering."

Unless you exercise all rights issued to you, this offering will dilute your holdings.

     If you choose not to exercise your subscription rights fully, your relative ownership interest will be diluted.

Lack of Dividends on Common Stock

     We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the near future.

Delisting from Active Trading Market

     Although our common stock is quoted on the NASDAQ SmallCap Market, there can be no assurance that we are now, or in the future will be able to meet all requirements for continued quotation thereon. We have recently been informed by NASDAQ that it is reviewing our eligibility for continued listing on the NASDAQ SmallCap Market. In the absence of an active trading market or if our common stock cannot be traded on the NASDAQ SmallCap Market, our common stock could instead be traded on secondary exchanges, such as the OTC Bulletin Board. In such event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have certain regulatory burdens imposed on them which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof. See "Continued Compliance with NASDAQ Listing Requirements."

Failure to Authorize Increase in Common Stock

     There are currently an insufficient number of shares of our common stock available to complete the rights offering. We are currently in the process of amending our Articles of Incorporation to provide for a sufficient number of shares. Even though a majority of our shareholders have already executed written consents authorizing such an amendment, we may be unable to complete the amendment to our Articles of Incorporation authorizing the increase of our authorized common stock from 20,000,000 shares to 30,000,000 shares in a timely manner or at all.

                               THE RIGHTS OFFERING

Purpose of the Rights Offering

     We are making this offering to raise additional capital. We determined to raise this additional capital in order to fund operating requirements and repay bridge loans. See "Use of Proceeds."

     Some of the factors considered by our Board of Directors in approving the rights offering include:

     .    our capital requirements;

     .    the need to obtain permanent financing to replace our bridge loan;

     .    the alternative methods available to us for the raising of capital;

     . the pro rata nature to our holders of common stock equivalents of a rights offering;

     .    the market price of our common stock;

     .    the general conditions of the securities market; and

     .    advise from a qualified financial advisor

The Rights

     We are issuing rights at no charge to each holder of common stock equivalents at the close of business on December ___, 2001. You will receive ____ rights for each common stock equivalent held on this date. A common stock equivalent includes outstanding shares of our common stock, together with shares of our common stock issuable upon conversion of our Series A Preferred Stock, any convertible debt and upon exercise of vested employee stock options, the Class A Warrants, the Contingent Warrants, and any other vested warrants to purchase our common stock. The rights will be evidenced by non-transferable rights certificates, which we are providing to record holders along with this prospectus. If you execute a rights certificate, you agree that your exercise of the rights will be on the terms and subject to the conditions specified in this prospectus.

     The number of rights you receive will be rounded down to the nearest whole right. We will not issue or pay cash in lieu of fractional rights. You may not divide a rights certificate in such a way as to permit you to receive a greater number of rights than you are otherwise entitled. However, a depository, bank, trust company or securities broker or dealer holding shares of the common stock equivalents for more than one beneficial owner on December ___, 2001, the record date, may, upon proper showing to the subscription agent, exchange its rights certificate to obtain a rights certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder of record on the record date.

Subscription Privileges

     We are offering two types of subscription privileges:

     Basic Subscription Privilege. You may purchase one share of common stock for every whole right held.

     Oversubscription Privilege. If you fully exercise the basic subscription privilege with respect to all the rights you hold, you may subscribe for additional shares of our common stock. This oversubscription privilege will be available to the extent that other rights holders do not exercise their basic subscription in full. If you wish to exercise your oversubscription privilege, you must specify the maximum number of additional shares you want to purchase, and must submit the subscription price for those shares to the subscription agent. If you wish to exercise your oversubscription privilege, you must do so at the same time you fully exercise your basic subscription privilege.

     If we receive subscriptions, including oversubscriptions, for more than the ____________ shares offered hereby, then we will allocate the available shares as follows:

     . first, to subscribing rights holders according to their exercises of the basic subscription privilege and

     . second, to subscribing rights holders according to their exercise of the oversubscription privilege, in proportion to the number of shares each such holder has purchased pursuant to the basic subscription privilege, subject to the elimination of fractional shares. If you are not allocated the full amount of shares that you subscribed for pursuant to the oversubscription privilege, you will receive a refund

          (without interest) of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail refunds after the expiration of the offering.

     For purposes of determining whether you have exercised your basic subscription privilege in full, only basic subscription privileges held by you in the same capacity will be considered. For example, if you hold shares of common stock equivalents as an individual and you exercise your basic subscription in full with respect to those shares, you may exercise your oversubscription privilege with respect to those shares, even if you do not exercise your basic subscription privilege with respect to shares held jointly with your spouse or shares in a retirement account.

     In order to exercise the oversubscription privilege, banks, brokers and other nominee rights holders who exercise the oversubscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner:

     (1)  the number of shares held on the record date;

     (2) the number of rights exercised pursuant to the basic subscription privilege;

     (3) that the holder has exercised its basic subscription privilege in full; and

     (4) the number of shares subscribed for pursuant to the oversubscription privilege.

Subscription Price

     The subscription price is $____ per share, payable in cash.

Expiration Time and Date

     This offering will expire at 5:00 p.m., New York City time, on January 4, 2002, unless we extend the offering. After the expiration of the offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration by issuing a press release. We will not extend this offering beyond February 28, 2002. We will not be obligated to honor any purported exercise of rights which the subscription agent received after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.

Principal Shareholder and Standby Agreement

     As of December ___, 2001, assuming conversion in full of all outstanding shares of preferred stock of the Company into common stock (but not including the conversion of any other common stock equivalents), Big Beaver Investments LLC ("Big Beaver") beneficially owned approximately 28% of our common stock. Big Beaver will receive rights to subscribe for ____________ shares in this offering with respect to those holdings. Under an agreement with us, which we refer to as the standby agreement, Big Beaver has agreed to either exercise its subscription rights to acquire shares in an amount that is sufficient to raise $2,500,000, or convert $2,500,000 of bridge loans of the Company into common stock simultaneously with the closing of this offering which, depending upon the number of shares purchased by others, results in Big Beaver owning approximately 29% to 35% of our common stock (assuming conversion of our preferred stock) upon completion of this offering.

     We have agreed to pay or reimburse Big Beaver for all out-of-pocket fees and expenses that they reasonably incur in connection with this offering, including reasonable legal fees and expenses.

Exercise of Rights

     In order to exercise rights, you must:

     (1) complete and sign your rights certificate (with any signatures guaranteed if required, as described below); and

     (2) deliver the completed and signed rights certificate together with payment in full of the subscription price for each share for which you subscribe (See "--Subscription Payments") to the subscription agent before the expiration of the offering, unless delivery of the rights certificate is effected pursuant to the guaranteed delivery procedures described below.

     If you do not indicate the number of shares to be subscribed for on your rights certificate or guarantee notice (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for, under both the basic subscription privilege and the oversubscription privilege, for the aggregate purchase price you delivered.

     Your signature on each rights certificate you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

     (1) the shares to be issued are to be issued to the registered holder of the rights, as indicated on the rights certificate; or

     (2) the rights certificate is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

     If you hold shares of common stock equivalents for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to ascertain their intentions and to obtain instructions and certifications with respect to their rights. If a beneficial owner so instructs, you should complete the appropriate rights certificate and, should the beneficial holder wish to exercise the oversubscription privilege, the related nominee holder certification, a form of which is included in the instructions distributed with the rights certificates. You should submit these to the subscription agent with the proper payment.

     If you are a beneficial owner whose shares of common stock equivalents are held for your account by another, you should give your instructions regarding your beneficially held rights to that holder.

     You should carefully read the instructions accompanying the rights certificate, and follow them closely. You should send your rights certificate, with any payment, to the subscription agent. Do not send your rights certificates to Amerigon.

     The method of delivery of the rights certificate and the payment of the subscription price to the subscription agent is at your election and risk. If you send your rights certificate and payments by mail, we suggest that you send them by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any right because of any defect or irregularity. Neither the subscription agent nor we are under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you in that regard. We also reserve the right to reject any exercise if it is not in accordance with the terms of this offering, not in proper form or if it could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" below.

     You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus, the instructions or the notice of guaranteed delivery, to U.S. Stock Transfer Corporation, Shareholder Services Department (818) 502-1404.

     If you do not exercise your rights prior to 5:00 p.m. New York City time on the expiration date, they will expire and be null and void.

Subscription Payments

     You must pay for all shares you subscribe for by:

     (1) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to U.S. Stock Transfer Corporation as subscription agent; or

     (2) by wire transfer of funds to the account which the subscription agent maintains for this purpose at:

          First Professional Bank, 606 Broadway, Santa Monica, CA 90401 ABA # 122-239-335
          FBO USST AAF AMERIGON INC
          A/C # 004 802551

         ----------------------------------------.

     The subscription price will be considered received by the subscription agent only upon:

     (1)  clearance of an uncertified check;

     (2) receipt by the subscription agent of a certified or cashier's check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or

     (3) receipt of funds wired to the subscription agent's account designated above.

     Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. We urge you to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Notice of Guaranteed Delivery

     If you wish to exercise rights, but you will not be able to get your rights certificate to the subscription agent prior to the expiration of the offering, you may nevertheless exercise the rights if before the expiration of the offering, the subscription agent receives:

     (a) payment for each share you subscribe for pursuant to the basic subscription privilege and, if applicable, the oversubscription privilege; and

     (b) a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the rights certificate evidencing the rights to be exercised within three Nasdaq trading days following the date of that notice; provided, however, within this three Nasdaq trading day period, the subscription agent receives the properly completed rights certificate with any signatures guaranteed as required.

     You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver rights certificate. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier no. (818) 502-1737). To confirm facsimile deliveries, please call (818) 502-1404, Shareholder Services Department. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the "Instructions as to Use of Rights Certificates" distributed with the rights certificate for the information and representations required in the guarantee notice.

No Revocation

     Once you have exercised the basic subscription privilege or the oversubscription privilege, you may not revoke that exercise.

Transferability of Subscription Rights

     Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege and the oversubscription privilege.

Subscription Agent

     The subscription agent is U.S. Stock Transfer Corporation. The subscription agent's address, to which you must make any required deliveries, is:

                           U.S. Stock Transfer Corporation
                           1745 Gardena Avenue
                           Second Floor
                           Glendale, CA  91204-2991

     Facsimiles to the subscription agent should be sent to (818) 502-1737. If you send a facsimile to the subscription agent, you should confirm that your facsimile has been received by contacting the subscription agent.

The telephone number to confirm receipt of facsimiles is (818) 502-1404, Shareholder Services Department.

     We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this offering.

Determination of the Subscription Price

     A Pricing Committee comprised of two independent members of our Board of Directors determined the subscription price on ____________. [The subscription price represents a discount of $____ from the closing market price of a share of the common stock on the date the price was determined.] The last reported sales price of the common stock on the Nasdaq SmallCap Market on ____________ was $____ per share. In setting the subscription price, the Pricing Committee considered, among other things, the factors set forth above under "--Purpose of the Rights Offering."

Foreign Shareholders; Shareholders with APO or FPO Addresses

     If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, a rights certificate will not be mailed to you, but rather will be held by the subscription agent for your account. To exercise the rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, on the second trading day before the expiration date, at which time, if no contrary instructions have been received, the subscription agent will allow the rights to lapse.

Regulatory Limitation

     We will not be required to issue shares pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if such clearance or approval has not been obtained at the expiration of this offering.

Withdrawal of this Offering

     We reserve the right to withdraw this offering for any reason and at any time prior to 5:00 p.m. New York City time on the expiration date, in which event we will cause all funds received to be returned without interest. We will withdraw this offering if we do not receive subscriptions for our common stock in an amount sufficient to raise $_,000,000 (including Big Beaver's subscription) by 5:00 p.m. New York City time on the expiration date; however, if Big Beaver elects to convert the bridge loan rather than exercise its subscription rights, a closing will occur upon receipt of subscriptions to purchase $_,000,000 of common stock.

Issuance of the Common Stock

     The subscription agent will issue to you certificates representing shares purchased in this offering as soon as practicable after the expiration date. The subscription agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the shares for which you subscribed, the subscription agent will return excess funds to you, without interest, as soon as practicable after the expiration date. You will have no rights as a shareholder with respect to shares subscribed for until the certificates are issued.

No Board Recommendation

     In making any decision to exercise rights, you must consider your own best interests. None of the Board of Directors, the subscription agent, the Solicitation Agent or Big Beaver makes any recommendation as to whether you should exercise your rights.

                                 USE OF PROCEEDS

     We estimate that the net proceeds of this offering will, assuming all rights are exercised, be approximately $7,500,000 after deducting the estimated offering expenses. We expect to use these proceeds for working capital and other general corporate expenses, including the repayment of $2,500,000 of indebtedness to Big Beaver Investments LLC.

                       DETERMINATION OF SUBSCRIPTION PRICE

     The Pricing Committee of our Board of Directors decided to set a $_____ per shares subscription price after taking into account a number of factors including:

         .   our need for capital;

         .   our business prospects;

         .   the amount of proceeds desired;

         . the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock;

         .   the historic and current market price of our common stock;

         . general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital;

         .   our operating history;

         .   the liquidity of our common stock; and

         .   the opinion of a qualified financial advisor.

     The $____ per share price should not be considered an indication of the actual value of our common stock. We cannot assure you that you will be able to sell the shares purchased during this offering at a price equal to or greater than $_____ per share.

             CONTINUED COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

     We have recently been informed by NASDAQ that it is reviewing our eligibility for continued listing on the NASDAQ SmallCap Market. We believe that the receipt of proceeds mentioned above in "Use of Proceeds" will be sufficient to bring us back into compliance with NASDAQ listing requirements. See "RISK FACTORS--Delisting from Active Trading Markets."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       Our common stock trades on the Nasdaq SmallCap Market under the symbol ARGN. Our Class A Warrants trade on the Nasdaq Bulletin Board under the symbol ARGNW. The following table sets forth the high and low sale closing prices for our common stock as reported on the Nasdaq SmallCap Market for each quarterly period (or part thereof) from the beginning of the first quarter of 1999 through November 30, 2001. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

------------------------------------------------------ ---------- ---------
1999                                                   High       Low
------------------------------------------------------ ---------- ---------
   1st Quarter                                         3.44       0.81
------------------------------------------------------ ---------- ---------
   2nd Quarter                                         6.22       0.75
------------------------------------------------------ ---------- ---------
   3rd Quarter                                         5.25       3.00
------------------------------------------------------ ---------- ---------
   4th Quarter                                         4.91       2.00
------------------------------------------------------ ---------- ---------
2000
------------------------------------------------------ ---------- ---------
   1st Quarter                                         25.50      2.50
------------------------------------------------------ ---------- ---------
   2nd Quarter                                         15.00      7.25
------------------------------------------------------ ---------- ---------
   3rd Quarter                                         9.00       5.00
------------------------------------------------------ ---------- ---------
   4th Quarter                                         5.13       1.81
------------------------------------------------------ ---------- ---------
2001
------------------------------------------------------ ---------- ---------
   1st Quarter                                         3.63       1.56
------------------------------------------------------ ---------- ---------
   2nd Quarter                                         4.70       1.95
------------------------------------------------------ ---------- ---------
   3rd Quarter                                         3.23       1.20
------------------------------------------------------ ---------- ---------
October 2001 through November 30, 2001                 2.46       0.70
------------------------------------------------------ ---------- ---------

         As of November 30, 2001 there were approximately 225 holders of record of the common stock (not including beneficial owners holding shares in nominee accounts). The closing sale price of the common stock on the Nasdaq SmallCap Market on _________, 2001 was $______.

         We have not paid any cash dividends since formation and, given our present financial status and our anticipated financial requirements, do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization at September 30, 2001
(i) on an actual basis; and (ii) on a pro forma basis to reflect the maximum exercise of subscription rights in an aggregate amount of _________ at an assumed subscription price of $_____ per share and the application of the estimated net proceeds therefrom after deducting the subscription agent fees and estimated Offering expenses. See "Use of Proceeds." This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference in this prospectus.

                                                                                      September 30, 2001
                                                                                          (in 000's)
                                                                                   ------------------------
                                                                                    Actual        Pro Forma
                                                                                   -------        ---------
     Bridge loan payable/(1)/                                                      $   500          $    -
                                                                                   -------          -------
           Total liabilities                                                         3,794            3,294
                                                                                   -------          -------

     Preferred stock;
         Series A - no par value; 9 shares authorized,  9 issued and outstanding
              at September 30, 2001                                                  8,267            8,267
     Common stock;
         No par value; 20,000 shares authorized, 4,717 issued at September 30,
              2001 actual and 30,000 shares authorized, _____ issued at
              September 30, 2001 pro forma/(2)/                                     39,192           46,692
     Contributed capital                                                            14,773           14,773
     Deferred compensation                                                             (55)             (55)
     Accumulated deficit                                                           (60,505)         (60,505)
                                                                                   -------          -------
          Total shareholders' equity                                                 1,672            9,172
                                                                                   =======          =======

          Total liabilities and shareholders' equity                               $ 5,466          $12,466
                                                                                   =======          =======

______________

(1) Assumes the pay down of $500,000 bridge loan draws at September 30, 2001 pro forma.

(2) The capitalization excludes the preferred shares, Class A warrants, contingent warrants and stock options, but assumes approval of the authorization of additional common stock.

                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to this rights offering. We have retained Roth Capital Partners to act as the Solicitation Agent with this rights offering. The Solicitation Agent will provide marketing assistance in connection with this rights offering and will solicit the exercise of rights by holders. The Solicitation Agent shall receive a fee of $100,000 plus warrants for such services.

     The Solicitation Agent has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders, nor have they prepared an opinion as to the fairness of the subscription price or the terms of this offering to us or our current holders of common stock equivalents. The Solicitation Agent does not express an opinion or make any recommendation to the rights holders as to (1) the purchase by any person of any shares of our common stock or (2) the prices at which shares to be distributed in connection with this rights offering may trade, if any, when they are issued or at any future time.

     Other than the Solicitation Agent, we have not employed any brokers, dealers or underwriters in connection with the solicitation of rights or exercise of subscription privileges in this offering and, except as described in this prospectus, no other commissions, fees or discounts will be paid in connection with it. Some of our officers and other employees may solicit responses from you, but those officers, directors and other employees will not receive any commissions or compensation for those services other than their normal employment compensation.

     We will also pay the fees and expenses of U.S. Stock Transfer Corporation, as subscription agent. We have also agreed to indemnify the subscription agent and the Solicitation Agent from any liability that they may incur in connection with this rights offering.

     The Solicitation Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of business. Roth Capital Partners has performed investment banking and advisory services for us from time to time for which it has received customary fees and reimbursement of expenses.

     The rights and copies of this prospectus will be distributed to each holder of record of our common stock equivalents as of 5:00 p.m., New York City time, on December ___, 2001. If you wish to exercise your rights and subscribe for newly issued shares of our common stock, you should follow the procedures described under "The Rights Offering - Procedures to Exercise Rights."

     Shares of our common stock received through the exercise of subscription rights will be traded on the Nasdaq SmallCap Market under the symbol "ARGN" as our currently outstanding shares of common stock now trade.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Our current authorized capital consists of 20,000,000 authorized shares of common stock and 5,000,000 shares of preferred stock. We are currently in the process of amending our Articles of Incorporation to increase our authorized shares of common stock to 30,000,000. The holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors, subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to the common stock. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive the assets of the Company remaining after the rights of the holders of any other class or shares entitled to receive assets in priority to the holders of the common stock have been satisfied.

     The holders of the common stock are entitled to one vote for each share held at all meetings of our stockholders.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the rights offering to the holders of common stock, preferred stock, warrants, convertible debt and options.

     This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited to those who have held common stock, preferred stock, warrants, options and convertible debt, and will hold the rights and any shares acquired upon the exercise of the rights as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules

(such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable to a particular holder.

     Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in tax laws.

Distribution of Rights

     Holders of common stock, warrants and stock options will not recognize taxable income for federal income tax purposes upon the receipt of the rights.

     Holders of preferred stock will not recognize any taxable income for federal income tax purposes except to the extent that the fair market value of the rights received exceeds such holder's basis in the preferred stock with respect to which the rights were distributed. If the fair market value of the rights received exceeds such preferred stockholder's basis in the preferred stock with respect to which the rights were received, then such holder will have capital gain in an amount equal to the excess.

     The Company is not providing any tax advice with respect to the treatment of the receipt of rights by a holder of convertible debt. The Company intends to take the position that the receipt of the rights by a holder of convertible debt will not result in taxable income to such holder, but instead will be treated as a return of basis to such holder, and the remainder of the discussion set forth below assumes such results. Nevertheless, it is possible that the receipt of rights should be treated as ordinary income to such holder in an amount equal to the fair market value of the rights received by such holder. A holder of convertible debt should consult with its own tax advisors as to the specific tax consequences to such holder of the receipt of the rights.

Shareholder Basis and Holding Period of the Rights

     Except as provided in the following sentence, the basis of the rights received by a holder of common stock or warrants as a distribution with respect to such holder's common stock or warrants will be zero. If, however, either (1) the fair market value of the rights on the date of distribution is 15% or more of the fair market value on the same date of the shares of common stock or warrants with respect to which the rights are distributed or (2) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such capital stock to the rights, then upon exercise or transfer of the rights, the shareholder's basis in such common stock or warrants will be allocated between the common stock or warrants and the rights in proportion to the fair market values of each on the date of distribution. The holding period of rights received as a distribution on a holder's common stock or warrants will include that holder's holding period for the common stock or warrants prior to the distribution of the rights.

     The basis of the rights received by a holder of preferred stock will be equal to the fair market value of such rights at the time the rights are received by such holder. A preferred shareholder's basis in his or her preferred stock will be reduced, but not below zero, by the fair market value of the rights received. The preferred shareholder's holding period in the rights will begin on the day following the date the rights are received.

     The basis of the rights received by a holder of convertible debt will be equal to the fair market value of the rights received. The convertible debt holder's holding period in the rights will begin on day following the date the rights are received-

Lapse of the Rights

     Holders of common stock warrants and options who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis, if any, of the common stock, warrants or options owned by such holder.

     Holders of preferred stock and convertible debt who allow the rights received in this offering to lapse will recognize a capital loss in an amount equal to such holder's basis in such rights.

Exercise of the Rights; Basis and Holding Period of the Common Stock Received on Exercise

     Holders of common stock, preferred stock, warrants and convertible debt will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

     Option holders will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the exercise price. The tax basis of the common stock acquired upon exercise will equal the fair market value of the common stock on the date of exercise and the holding period for the common stock generally will begin on the day following exercise.

Sale of Common Shares Received on Exercise

     The sale of any common shares received as a result of exercising any right received pursuant to this offering will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period, starting on the day after the date the right is exercised, is more than one year.

Information Reporting and Backup Withholding

     Information reporting may apply to a holder that is not a corporation (or other exempt recipient) with respect to any dividend payments on capital stock received upon the exercise of the rights and to payments on the proceeds of sale of the common stock. A 31% backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                                  LEGAL MATTERS

     The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for us by O'Melveny & Myers LLP.

                                     EXPERTS

     The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amerigon Incorporated for the year ended December 31, 2000 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

     We are subject to the information requirements of the Securities Exchange Act of 1934 and therefore we file reports, proxy statements and other information with the Commission. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of such material from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) 732-0330 for further information on the operation of its public reference facilities. The Commission also makes electronic filings publicly available on its Web site at http://www.sec.gov. Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ARGN." Certain information, reports and proxy statements of our Company are also available for inspection at the offices of the Nasdaq SmallCap Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents, which we have filed with the Commission, are incorporated by reference into this prospectus:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     . our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001, and September 30, 2001; and

     . our current reports on Form 8-K, event dates February 20, 2001, September 25, 2001, and October 26, 2001 and on Form 8-K/A, event date September 28, 2001.

     All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Amerigon Incorporated, 5462 Irwindale Avenue, Irwindale, California 91706, telephone number (626) 815-7400.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table.

SEC Registration Fee                                 $          1,912.96
Listing Fees                                         $                 *
Subscription Agent Fees                              $         10,000.00
Solicitation Agent Fees                              $        100,000.00
Printing and Engraving Costs                         $         25,000.00
Legal Fees and Expenses                              $                 *
Accounting Fees and Expenses                         $         10,000.00
Miscellaneous Costs                                  $                 *

      Total                                          $                 *

------------

* To be completed by amendment.

         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by Amerigon Incorporated.

Item 15. Indemnification of Directors and Officers.

         The Company's Articles of Incorporation limit the liability of its directors. As permitted by the California General Corporation Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, and the Company has entered into indemnity agreements with its directors and officers providing such indemnity.

Item 16. Exhibits.

EXHIBIT
NUMBER   DESCRIPTION

 5.1     Opinion of O'Melveny & Myers LLP.*
 23.1    Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).*
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Auditors.
 24.1    Power of Attorney (included on signature page).
 99.1    Form of Subscription Certificate.*
 99.2    Instructions to Stockholders.*

 99.3    Notice of Guaranteed Delivery.*
 99.4    Form of Letter to Brokers.*
 99.5 Form of Subscription Agent Agreement by and between Amerigon Incorporated and U.S. Stock Transfer Corporation.*
--------------------
* To be filed by amendment.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California, on December 4, 2001.

                             AMERIGON INCORPORATED

                             By: /s/ O.B. Marx III
                                 -----------------
                             Name:  Oscar B. Marx III
                             Title: Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Oscar B. Marx III and John W. Clark, and either of them, with full power to act without the other, such person's true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement, including post-effective amendments, and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                                  Title                                       Date
          ---------                                  -----                                       ----
                               /s/ O.B. Marx III
Oscar B. Marx III              _________________________                                    December 4, 2001
                               Chief Executive Officer and Director (Principal Executive
                               Officer)

                               /s/ Sandra L. Grouf
Sandra L. Grouf                _________________________                                    December 4, 2001
                               Chief Financial Officer, Treasurer and Secretary
                               (Principal Financial Officer and Principal Accounting
                               Officer)

                               /s/ Lon E. Bell
Lon E. Bell                    _________________________                                    December 4, 2001
                               Director

                               /s/ Francois Castaing
Francois J. Castaing           _________________________                                    December 4, 2001
                               Director

                               /s/ John W. Clark
John W. Clark                  _________________________                                    November 30, 2001
                               Director


Paul Oster                     _________________________                                    ___________, 2001
                               Director

                               /s/ James J. Paulsen
James J. Paulsen               _________________________                                    November 30, 2001
                               Director